UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A (RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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[ ]	Soliciting Material under §240.14a-12

FEG ABSOLUTE ACCESS TEI FUND LLC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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October 31, 2014

Dear Investor:

The Board of Directors and management of the FEG Absolute Access TEI Fund LLC (the “Fund”) seek your approval of the attached proxy.   The Proxy requests approval of a Second Amended and Restated Limited Liability Company Operating Agreement for the Fund that would: (a) allow the Fund to elect to be classified, for purposes of U.S. federal income tax, as a corporation that intends to elect to be treated as a regulated investment company (“RIC”) under Subchapter M of Subtitle A, Chapter 1, of the Internal Revenue Code of 1986, as amended (the “Code”); and (b) permit the creation of multiple classes of Units if the Fund receives exemptive relief from the Securities and Exchange Commission.

If the proxy is approved, the following are the key outcomes:

•
Conversion of the Fund from a partnership to a corporation for U.S. federal income tax purposes.   This conversion will permit both tax-exempt and taxable investors to invest, and the Fund will issue an IRS Form 1099 to investors rather than an IRS Schedule K-1.

•
Elimination of FEG Absolute Access TEI Fund LDC (the “Offshore Fund”) from the structure, which will eliminate or reduce U.S. federal withholding taxes that the Offshore Fund incurs with respect to dividend income and certain other categories of income and gain attributable to investments in U.S. and foreign companies.

Through many discussions with current and potential investors in the Fund, there is a strong preference for 1099 tax reporting vs. K-1.  After a great deal of research and assistance from the Fund’s service providers, the opportunity to convert the fund to a corporation for tax purposes was proposed to, and approved by the Fund’s Board of Directors.  We believe this structure benefits current investors and increases the attractiveness of the Fund for future investors.

We do not believe that costs associated with providing IRS Forms 1099 will lead to a long-term increase in operating expenses for the Fund (as a percentage of assets).  Any increase in costs will be, at least partially, offset by the elimination of the Offshore Fund and related withholding taxes from the existing structure.  Additionally, should the Fund continue to attract new assets, existing operating expenses (as a percentage of assets) would be expected to decrease.

This conversion will not change the core investment philosophy of the Fund.  We will continue to provide access to FEG’s best ideas in hedge fund investing through the Fund, and are excited to offer our clients and investors greater options and access points for investing.

Please read the attached proxy statement and return your vote at your earliest convenience.  There are a number of ways you can return the vote card.

By mail:
Attn: Ryan Wheeler
Fund Evaluation Group
201 East Fifth Street, Suite 1600
Cincinnati, Oh 45202

By fax:
(513)977.4430 – Attn: Ryan Wheeler

By email:
absoluteaccess@feg.com

We are honored and privileged to be entrusted with your capital.

Alan Lenahan	Greg Dowling